      Exhibit A
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NEES GLOBAL, INC.
Consolidated Balance Sheet
June 30, 1999
(Unaudited, Subject to Adjustment)
(thousands of dollars)
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
ASSETS
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Current assets:
     Cash      $   362
     Accounts receivable, less reserves      903
     Other current assets     947
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               Total current assets     2,212
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Fixed assets:
     Property and equipment     21,092
     Accumulated depreciation     (5,102)
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               Total fixed assets     15,990
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Investments at cost:
     Separation Technologies, Inc.     1,000
     Nexus, Inc.     2,150
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               Total investments     3,150
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Total assets     $21,352
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LIABILITIES AND PARENT COMPANY'S INVESTMENT
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Current liabilities:
     Accounts payable     $   220
     Accrued taxes     340
     Miscellaneous accrued liabilities     76
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               Total current liabilities     636
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Accumulated deferred income taxes     1,200
Deferred credits and other liabilities     327
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               Total other liabilities      1,527
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Parent company's investment:
     Subordinated notes payable to parent     24,826
     Common stock, par value $1 per share     1
     Other paid-in capital     4,361
     Accumulated deficit     (9,999)
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               Total parent company's investment     19,189
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Total liabilities and parent company's
 investment     $21,352

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